EXHIBIT 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

THE CHILDREN'S PLACE REPORTS APRIL 2004 SALES RESULTS

April Sales Increased 15%; Comparable Store Sales Increased 7%
Nine Week Easter Season Sales Increased 21%; Comparable Stores Sales Increased 13%
Company Reiterates Previous First Quarter EPS Guidance of Approximately $0.42 Compared to $0.21 Last Year

Secaucus, New Jersey – May 6, 2004 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), today announced sales of $68.7 million for the four-week period ended May 1, 2004, a 15% increase compared to sales of $59.5 million reported for April 2003. Comparable store sales for the four-week period increased 7% versus a 3% decrease in the prior year period. The Company opened six stores and closed one store during the month.

Total sales for the nine-week Easter selling season, comprised of March and April, were $165.8 million, a 21% increase compared to sales of $136.7 million reported for the same period last year. Comparable store sales for the nine-week period increased 13%, as compared to an 8% decrease in the prior year period.

Total sales for the first quarter ended May 1, 2004, increased 25% to $225.8 million compared to sales of $181.0 million for the same period last year. Comparable store sales increased 16% for the thirteen weeks versus a 13% decrease in the prior year period. The Company opened ten stores and closed one store during the quarter.

The Company stated that based on April sales results it is reiterating its earnings guidance of approximately $0.42 per share for the first quarter, compared to earnings per share of $0.21 for the comparable quarter last year.

In conjunction with The Children’s Place April sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Wednesday, May 12, 2004. To access the call, please visit the Company’s website, www.childrensplace.com, or dial (402) 220-1182.

The Children’s Place plans to report full first quarter results on Thursday, May 13, 2004, before the market opens. The Company will host a conference call on that date to be broadcast live via webcast at 10:00 a.m. Eastern Time. Interested parties can access the webcast via the Company’s website, www.childrensplace.com. An archive of the webcast can be accessed one hour after the live call has taken place and will be available through Thursday, May 20, 2004.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of high quality, value-priced apparel and accessories for children, newborn to age ten. The Company designs, contracts to manufacture and sells its products under the “The Children’s Place” brand name. As of May 1, 2004, the Company operated 700 stores, including 657 stores in the United States and 43 stores in Canada. The Company also sells its merchandise through its virtual store located at www.childrensplace.com.

This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children’s Place or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children's Place Seth Udasin, Chief Financial Officer, (201) 558-2409 Heather Anthony, Director, Investor Relations, (201) 558-2865